Aspira Women’s Health Appoints Mr. John Ragard to its Board of Directors

Mr. Ragard further strengthens the Board bringing more than 46 years of significant public equity investment and Wall Street experience

AUSTIN, Texas – July 29, 2024 – Aspira Women’s Health Inc. (“Aspira”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on the development of gynecologic disease diagnostic tools, today announced the appointment of Mr. John Ragard to its Board of Directors. Mr. Ragard is an accomplished executive with extensive experience successfully managing several billion-dollar portfolios over his career.

“We are pleased to welcome John to our Board of Directors,” said, Ms. Jannie Herchuk, Chairwoman of the Board at Aspira Women’s Health. “John brings a wealth of experience and a keen understanding of Wall Street, having been a successful money manager for the past four decades. He will be an important voice on our Board as we continue to build Aspira to be a world-class company delivering a new standard of care in women’s health.”

Nicole Sandford, Chief Executive Officer of Aspira Women’s Health said, “John is an excellent addition to the Board. As a seasoned investment professional, John understands what Aspira needs to do to attract and retain long-term investors. He has followed the company closely for many years and, as a result, will quickly add valuable insight to help us execute the next phase of accelerated growth.”

Mr. John Ragard spent over 46 years as a venture capital investor, public equity buy-side analyst, and portfolio manager. Mr. Ragard is currently a Senior Investment Advisor at Wayve Capital Management after having been a portfolio manager at Spouting Rock for over six years, where he co-managed a small-cap growth portfolio that outperformed the benchmark over the 5-year and since-inception periods. Prior to Spouting Rock, Mr. Ragard was a portfolio manager at Friess Associates where he outperformed the Russell 3000 Growth Index by over 400 basis points annually for over 20 years. Mr. Ragard received his Bachelor of Science in Economics cum laude from the Wharton School and is a Chartered Financial Analyst.

Mr. Ragard added, “I am excited to join this group of committed directors. I have long believed in the promise of Aspira’s compelling portfolio, and I look forward to working closely with them as we take the company to the next level.”

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. is dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases.

OvaWatch® and Ova1Plus® are offered to clinicians as OvaSuiteSM. Together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer for the 1.2+ million American women diagnosed with an adnexal mass each year. OvaWatch provides a negative predictive value of 99% and is used to assess ovarian cancer risk for women where initial clinical assessment indicates the mass is indeterminate or benign, and thus surgery may be premature or unnecessary. Ova1Plus is a reflex process of two FDA-cleared tests, Ova1® and Overa®, to assess the risk of ovarian malignancy in women planned for surgery.

Our in-development test pipeline is designed to expand our ovarian cancer portfolio and addresses the tremendous need for noninvasive diagnostics for endometriosis, a debilitating disease that impacts millions of women worldwide. In ovarian cancer, our OvaMDxSM risk assessment is designed to combine microRNA and protein biomarkers with patient data to further enhance the sensitivity and specificity of our current tests. In endometriosis, EndoCheckSM is the first-ever noninvasive test designed to identify endometriomas, one of the most commonly occurring forms of endometriosis. The EndoMDxSM test is designed to combine microRNA and protein biomarkers with patient data to identify all endometriosis.

Forward-Looking Statements
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include statements regarding, among other things, the timing and completion of any products in the pipeline development and other statements that are predictive in nature. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as “designed to,” “expect,” “plan,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this press release and other factors that may cause such differences include the satisfaction of customary closing conditions related to the offering and the expected timing of the closing of the offering. These and additional risks and uncertainties are described more fully in the company’s filings with the SEC, including those factors identified as “Risk Factors” in our most recent Annual Report on Form 10-K, for the fiscal year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Aspira presently does not know, or that Aspira currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Aspira’s expectations, plans, or forecasts of future events and views as of the date of this press release. Subsequent events and developments may cause the Company’s assessments to change. However, while Aspira may elect to update these forward-looking statements at some point in the future, Aspira expressly disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Aspira’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Relations Contact:
Nicole Sandford

Chief Executive Officer

Investors@aspirawh.com